UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 4, 2005 (September 30, 2005)

	Exact name of registrant as specified	I.R.S.
	in its charter, state of incorporation,	Employer
Commission	address of principal executive offices,	Identification
File Number	Telephone	Number

1-16305	PUGET ENERGY, INC.	91-1969407
A Washington Corporation.
10885 - N.E. 4th Street, Suite 1200
Bellevue, Washington 98004-5591
(425) 454-6363

1-4393	PUGET SOUND ENERGY, INC.	91-0374630
A Washington Corporation
10885 - N.E. 4th Street, Suite 1200
Bellevue, Washington 98004-5591
(425) 454-6363

______________

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)
☐	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))
☐	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e−4(c))

Item 7.01 Regulation FD Disclosure

On September 30, 2005, Puget Sound Energy (“PSE”) completed the acquisition of the proposed 229 megawatt (MW) Wild Horse Wind Project in central Washington state from Horizon Wind Energy LLC (“Horizon”) and issued Horizon a notice-to-proceed with construction of the balance-of-plant scope of the project. Simultaneously, PSE entered into an agreement with Vestas-American Wind Technology, Inc. (“Vestas”), pursuant to which PSE agreed to purchase, and Vestas agreed to sell, erect and commission, a total of 127 Vestas 1.8 MW wind turbines providing up to 229 MW of nameplate capacity (73 average MW). After completion, Vestas will provide maintenance services and operational warranties for the wind turbines for a term of five years. Wild Horse is situated on approximately 9,200 acres of grazing land, some of which is owned in fee by PSE and some leased, approximately 11 miles east of Ellensburg in Kittitas County, Washington. The project is within PSE’s service territory and will connect to an existing PSE transmission line. Construction is expected to be completed by the end of 2006. Including the cost to acquire the land, wind turbines and other necessary assets, construction costs, and transaction, financing and contingency costs, PSE anticipates spending up to $380 million on the project, which it solely owns. PSE’s decision to acquire the Wild Horse project followed an extensive review process that started when PSE issued an “all-source” request for proposals in February 2004. It provides a least-cost resource for PSE’s generation portfolio and helps satisfy PSE’s energy need as set forth in PSE’s 2005 Least Cost Plan.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PUGET ENERGY, INC.

PUGET SOUND ENERGY, INC.

/s/ James W. Eldredge
James W. Eldredge
Vice President, Corporate Secretary and Chief Accounting Officer

Date: October 4, 2005